CONSENT OF KEN JONES

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled "Fekola Gold Mine, Mali, NT 43-101 Technical Report" dated effective December 31, 2019, (ii) the report titled "Masbate Gold Operation, Republic of Philippines, NT 43-101 Technical Report on Operations" dated effective December 31, 2016, (iii) the report titled "Otjikoto Gold Mine, Namibia, NT 43-101 Technical Report" dated effective December 31, 2018, (iv) the report titled "Gramalote Project, Colombia, NT 43-101 Technical Report" dated effective December 31, 2019, and to the references, as applicable, to the undersigned's name, including as an expert or "qualified person" included in or incorporated by reference in this Registration Statement on Form F-3 of B2Gold Corp.

/s/ Ken Jones

Ken Jones

August 28, 2023